Exhibit 10.1
NaviSite, Inc.
Amendment No. 1 to Restricted Stock Agreement
Granted Under Amended and Restated 2003 Stock Incentive Plan
          AMENDMENT NO. 1 TO RESTRICTED STOCK AGREEMENT made as of this [___] day of [                    ], 2009 between NaviSite, Inc., a Delaware corporation (the “Company”), and [                    ] (the “Participant”).
          Whereas, the Participant and the Company are parties to a Restricted Stock Agreement dated [                     ___, 200_] (the “Restricted Stock Agreement”); and
          Whereas, the Participant and the Company desire to amend the Restricted Stock Agreement as set forth herein;
          Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
          1. The Restricted Stock Agreement is hereby amended by adding the following sentence at the end of clause (a) of Section 2: “If a vesting date shall fall on a date which is during a Company-declared black-out period with respect to the Common Stock to which the Participant is subject, such vesting date shall be delayed until the first business day after the expiration of such black-out period; provided, however, that if the Participant ceases to be employed by the Company during such black-out period, the Shares that would have vested but for the black-out period shall not be forfeited and shall vest on the date the Participant ceases to be employed by the Company.”
          2. In all other respects, the Restricted Stock Agreement is hereby ratified and confirmed.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Restricted Stock Agreement as of the day and year first above written.

NaviSite, Inc.

By:
Name:
Title:

[Name of Participant]

Address: